UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 22nd, 2019

MATEON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29397 Agoura Road, Suite 107

Agoura Hills, CA 91301

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code

(650) 635-7000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbols	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On July 22nd, 2019, Mateon Therapeutics, Inc., a Delaware corporation (the “Company”) entered into a note purchase agreement (the “Note Purchase Agreement”) with PointR Data, Inc. Pursuant to the Note Purchase Agreement, the Company issued a convertible promissory note (the “Convertible Note”) to PointR Data, Inc. in the principal amount of $200,000. PointR Data is developing Artificial Intelligence/Deep Learning Platform for multiple business verticals including life sciences.

The Convertible Note bears interest at a rate of 8% per annum. Interest payments are due monthly on the 15th day of each calendar month (or the next business day thereafter), and are payable, at the option of the Holder, either in cash or in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), valued at the closing price of the Common Stock on the principal market on which the Common Stock is either traded or quoted at such time.

The Convertible Note is due and payable on demand by the holder (a) at any time after January 1, 2020 or (b) upon the occurrence of an Event of Default (as defined in the Convertible Note and the Note Purchase Agreement). The Company can prepay the Convertible Note upon notice to the holder without penalty.

All amounts outstanding under the Convertible Note will be automatically be converted into the Company’s securities issued in next equity financing raising gross proceeds of $10 million or more (a “Qualified Financing”) at the price per share paid by investors in the Qualified Financing.

The Convertible Note and the Note Purchase Agreement contain customary Events of Default, including nonpayment, breach of warranty or covenant, and bankruptcy. In addition, the Convertible Note is being issued in connection with the preliminary evaluation of the Company’s acquisition of PointR Data, Inc. Discussion are in the early states and there are no definitive agreements or arrangements in place for any such acquisition at this time. It is an Event of Default under the Note Purchase Agreement, and PointR Data, Inc. shall have the right to demand repayment of the Convertible Promissory Note, if the Company ceases to negotiate in good faith for a potential acquisition of PointR Data, Inc.

The Company’s payment obligations under the Convertible Note are secured by certain MRI imaging data and related information (the “Subject Data”). Effective upon an Event of Default, in addition to any other remedies available to PointR Data, Inc. the Company will automatically grant PointR Data, Inc. a perpetual, irrevocable, world-wide, non-exclusive, royalty-free, fully paid-up, sublicensable, and transferable license to use the Subject Data. The license granted to Holder pursuant to this Section 7 shall survive the termination or repayment of this Note (but shall only be effective from and after the occurrence of an Event of Default).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 22, 2019, under the terms of the Note Purchase Agreement, the Company issued a $200,000 principal amount Convertible Note to PointR Data, Inc.

Additional information on the terms of the Convertible Note, including the interest rate, payment terms, conversion rights and events of default, is contained in Item 1.01 of this Current Report on Form 8-K, and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

On July 22, 2019, the Company issued a $200,000 principal amount Convertible Note to PointR Data, Inc.

The Convertible Note was issued in reliance upon the exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, the rules promulgated thereunder and pursuant to applicable state securities laws and regulations.

References to Agreements

The descriptions of the Note Purchase Agreement and the Convertible Note in this report do not purport to be complete and are qualified in their entirety by reference to the forms of Note Purchase Agreement and Convertible Note, which are attached as Exhibits to this Current Report on Form 8-K, and each of which is incorporated herein by reference.

The agreements have been included to provide investors and stockholders with information regarding their respective terms. Those agreements are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in those agreements were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under any of the agreements and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Incorporation by reference

4.1	Convertible Promissory Note between Mateon Therapeutics, Inc and PointR Data Inc. dated July 22nd, 2019	Filed herewith.

10.1	Note Purchase Agreement between Mateon Therapeutics, Inc and PointR Data Inc. dated July 22nd, 2019	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics, Inc.

Date: July 23, 2019		/s/ Vuong Trieu
	By:	Vuong Trieu
Chief Executive Officer